Exhibit 99.1

FINAL

CONTACTS:	Investors:
Anna Marie Dunlap
SVP Investor Relations
714-424-2678

Media:
Kent Jenkins
VP Public Affairs Communications
202-682-9494

Corinthian Colleges Reports

FY14 Third Quarter Results

SANTA ANA, Calif., May 6, 2014 (GLOBE NEWSWIRE) — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2014. The results for the quarter were below our previous third quarter guidance ranges for new student enrollment, revenue, and diluted earnings per share, owing primarily to weather-related school closures. (Guidance is for continuing operations only and excludes impairment, facility closing and severance charges and the deferred tax asset valuation allowance.)

“The company continues to face a number of challenges which have combined to decrease new student enrollments, reduce revenue and pressure margins significantly,” said Jack Massimino, Corinthian’s chairman and chief executive officer. “During the third quarter we embarked on a new, major round of cost reductions and operational restructuring to further align expenses with a lower student population, and those efforts are continuing into the fourth quarter. We restructured Everest U.S. ground school operations, increased advertising efficiencies, and eliminated or renegotiated a number of purchasing and professional services contracts. We also continued to streamline student financial aid processing, which is expected to further reduce duplication and inefficiency while maintaining high service levels for students. Cost reductions implemented since January total approximately $125 million on an annualized basis.”

“New student enrollment growth remains challenging, reflecting general market conditions as well as internal factors,” Massimino said. “In the third quarter, our total new student enrollment declined more than expected compared with the year-ago quarter, primarily the result of temporary school closures associated with severe winter weather,” Massimino said.

“As previously reported, in January we reduced marketing and admissions expenditures for our online programs to better align with current online student population trends. As expected, this initiative reduced new enrollments and revenue, and the reduction in revenue was more than offset by cost savings. We continue to invest in additional full-time online instructors and academic management with the goal of improving student engagement and retention.”

“During the third quarter we reduced pricing for diploma programs at certain Everest schools to help improve affordability and access for students and increase new enrollments. In addition, we continue to see an improvement in the timeliness of prospective student inquiries delivered to our schools and online programs via our new in-house system. When the system is optimized, we believe it will be more efficient and effective than the outside vendor used previously.”

“In the fourth quarter we expect total new enrollments to decline compared with the same period of the prior year, primarily due to the reductions in marketing and admissions expenditures for online programs and general market conditions,” Massimino said.

“In light of current market and regulatory conditions, our Board has authorized management to retain an investment banking firm to help the company explore strategic alternatives and enhance shareholder value,” Massimino said.

Comparing the third quarter of fiscal 2014 with the same quarter of the prior year: (Note: results described below  are for continuing operations only, and exclude severance charges in both time periods and a deferred tax asset valuation allowance of $71.3 million recorded in Q3 14, unless otherwise stated.)

•                  Net revenue was $349.8 million versus $395.9 million, a decrease of 11.7%.

•                  Total student population at March 31, 2014 was 74,498 versus 86,297 at March 31, 2013, a decrease of 13.7%. The average student population was 76,407, down 12.4%.

•                  New student enrollments totaled 22,853 versus 26,288, a decrease of 13.1%.

•                  Operating income was $11.2 million, compared with operating income of $15.3 million, excluding severance charges in both time periods.

•                  Income from continuing operations (after tax) was $2.4 million, compared with income from continuing operations of $4.8 million, excluding severance charges in both time periods, and the deferred tax valuation allowance in Q3 14.

•                  Net loss on a total operations basis was $79.6 million, including $4.6 million in severance charges, and a loss from discontinued operations of $6.2 million; and a deferred tax asset valuation allowance of $76.5 million, compared with a net loss of $1.0 million, including  severance charges of $0.8 million and a loss from discontinued operations of $5.1 million.

•                  Earnings per share from continuing operations were $0.03, versus diluted earnings per share of $0.06, excluding severance charges of $0.05 per share in Q3 14 and $0.01 per share in Q3 13, and the deferred tax valuation allowance of $0.81 per share in Q3 14.

Financial Review

Deferred tax asset valuation allowance — During Q3 14, we recorded a $71.3 million non-cash charge related to continuing operations and a $5.2 million charge related to discontinued operations to establish a valuation allowance related to certain of our deferred tax assets. In assessing the need for the allowance we considered evidence that the deferred tax asset would be realized. We are establishing the allowance primarily because we expect to be in a three-year cumulative loss position at June 30, 2014, including both continuing and discontinued operations. (The expected three-year cumulative loss is driven solely by the loss in discontinued operations.) As a result of recording the non-cash allowance, we expect our tax provision to be approximately $2.5 million in the fourth quarter.

In addition, the recording of the allowance puts us in noncompliance with certain of our bank debt covenants, and we are currently seeking a waiver of the events of default and certain amendments from the banks in our syndicated credit facility. Although no assurance can be given that we will be able to reach final agreement with our lenders, we currently expect to receive the waiver and execute the amendments before we file our Q3 14 Report on Form 10-Q  later this month.

Impairment, facility closing and severance charges - During Q3 14 we recorded a charge of $7.7 million. The charge was primarily related to severance expenses associated with workforce reductions.

Educational services expenses were 59.4% of revenue in Q3 14 versus 60.3% in Q3 13.  The decrease was primarily due to lower bad debt expense. Bad debt was 2.7% of revenue in Q3 14 versus 3.4% of revenue in Q3 13.

Marketing and admissions expenses were 26.2% of revenue in Q3 14 versus 25.5% in Q3 13.  The increase is primarily due to incremental costs associated with bringing lead management services in-house and lower conversion rates.

General and administrative expenses were 11.2% of revenue in Q3 14 versus 10.4% in Q3 13.   The increase is due to the reduction in revenue.

The operating margin was 3.2% in Q3 14 versus 3.9% in Q3 13, excluding severance charges in both periods.

Cash and cash equivalents totaled $28.0 million at March 31, 2014, compared with $46.6 million at June 30, 2013.

Debt and capital leases (including current portion) totaled $100.8 million at March 31, 2014, compared with $139.1 million at June 30, 2013.

Cash flow from operating activities was $54.6 million in the nine months ended March 31, 2014, versus $128.8 million in the same period of the prior year. The decrease is primarily due to a decrease in net income and a decrease in cash provided by working capital. The decrease in working capital is due to a lower student population and a decrease in cashflows associated with the ASFG student lending program of approximately $14 million.

Capital expenditures were $35.9 million in the nine months ended March 31, 2014, versus $28.6 million in the same period last year.

Regulatory Update

Massachusetts Attorney General Complaint — As previously disclosed in a Report on Form 8-K, on April 3, 2014 the Massachusetts Attorney General (MA AG) filed a civil complaint against the Company and one of its subsidiaries. The Company had been cooperating with the MA AG’s investigation since April 2011, and plans to vigorously defend itself against this lawsuit. The Company has provided additional information with respect to this complaint and facts about its Massachusetts campuses on the Company website at http://investors.cci.edu.

Multi-state AG Inquiry — As reported in an 8-K on January 24, 2014, the Company was notified by the Iowa Attorney General’s office that it is leading an investigation by 13 Attorneys General into the Company’s business practices. In April, the Iowa AG notified the company that three additional states — Colorado, Hawaii and New Mexico, had joined the multi-state investigation, bringing the total to 16 states. The Company continues to cooperate with the investigation.

Student Lending Update

Over the past several quarters, we have been taking steps to reduce our reliance on third-party gap financing, which has historically been used by approximately 40% of our students. Toward that end, we have implemented tuition price reductions for certain diploma (certificate) programs in select markets and expect to implement additional price reductions beginning in June. In the first half of fiscal 2015, we also plan to expand our offering of short-term, cash pay programs in our ground schools.

In addition, as previously reported, we are soliciting prospective lenders through a request-for-proposal (RFP) process, and to date several companies have completed the RFP and are in the due diligence phase. We expect to complete the RFP process by the end of June. During the RFP process, we have reinstituted our company-financed Genesis loan program until a replacement program can be implemented. Subject to negotiating acceptable terms with a potential buyer(s), we intend to sell the majority of loans generated by our loan program prior to the end of the current fiscal year. If successful, a sale of of these loans will help offset the cash flow impact of funding the loans ourselves.

Guidance

The following guidance is for continuing operations and excludes any one-time charges.

Time Period	Revenue	Diluted EPS	Total New Student Growth
Q4 14	$340 - $350 million	$0.11 - $0.13	(16)% - (18)%

Conference Call Today

We will host a conference call today at 12:00 pm Eastern Time, to discuss third quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investors/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through May 13, 2014. The playback can be reached by dialing (800) 585-8367 and using passcode 21067100.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 107 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding: reductions in tuition pricing as a vehicle for increasing new enrollment growth; improving the performance of our online programs through reductions in marketing and admissions expenditures and investments in additional full-time instructors and academic management; our expectation that our new in-house inquiry-management system will be more efficient and effective than the previous external vendor; our ability to align expenses with our current and anticipated student population; our ability to find a new third-party lender[s] to provide gap financing for our students; our ability to obtain a waiver from our bank debt syndicate related to the events of default caused by the deferred tax asset valuation allowance; our ability to identify a buyer and reach acceptable terms to sell the Genesis loans originated since the ASFG arrangement ended; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies, including ED, various attorneys general, and the CFPB; the outcome of pending litigation against the company, including the civil complaints filed by the California and Massachusetts Attorneys General; the CFPB’s determination regarding enforcement action against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; increased competition; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate, and the rates of change of each such item); the uncertainty of counterparty decisions in the waiver of events of default in the credit agreement and the potential sale of Genesis loans; and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORINTHIAN COLLEGES, INC.

(In thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
NET REVENUES	$349,751	$395,885	$1,084,614	$1,203,992
OPERATING EXPENSES:
Educational services	207,796	238,573	656,774	727,946
General and administrative	39,097	41,013	115,700	126,246
Marketing and admissions	91,701	100,997	292,605	298,662
Impairment, facility closing and severance charges	7,676	1,279	13,192	2,039
Total operating expenses	346,270	381,862	1,078,271	1,154,893
INCOME FROM OPERATIONS	3,481	14,023	6,343	49,099
Interest income	102	154	323	509
Interest expense	(970)	(1,336)	(3,430)	(3,841)
Other expense, net	(6,330)	(6,353)	(18,173)	(16,761)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(3,717)	6,488	(14,937)	29,006
Provision for income taxes	69,637	2,435	65,009	11,089
INCOME (LOSS) FROM CONTINUING OPERATIONS	(73,354)	4,053	(79,946)	17,917
LOSS FROM DISCONTINUED OPERATIONS, net of tax provision	(6,244)	(5,073)	(14,414)	(17,426)
NET INCOME (LOSS)	$(79,598)	$(1,020)	$(94,360)	$491
INCOME (LOSS) PER SHARE—BASIC:
Income (loss) from continuing operations	$(0.84)	$0.05	$(0.92)	$0.21
Loss from discontinued operations	(0.07)	(0.06)	(0.16)	(0.20)
Net income (loss)	$(0.91)	$(0.01)	$(1.08)	$0.01
INCOME (LOSS) PER SHARE—DILUTED:
Income (loss) income from continuing operations	$(0.84)	$0.05	$(0.92)	$0.21
Loss from discontinued operations	(0.07)	(0.06)	(0.16)	(0.20)
Net income (loss)	$(0.91)	$(0.01)	$(1.08)	$0.01
Weighted average number of common shares outstanding:
Basic	87,507	86,065	87,075	85,780
Diluted	87,507	87,097	87,075	86,616

The accompanying notes are an integral part of these condensed consolidated financial statements, which we expect to file later this month.

CORINTHIAN COLLEGES, INC.

(In thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31, 2014	June 30, 2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,033	$46,596
Accounts receivable, net	66,913	76,170
Student notes receivable, net	22,328	23,971
Deferred income taxes	5,191	28,961
Prepaid expenses and other current assets	73,869	109,650
Assets held for sale	175	3,256
Total current assets	196,509	288,604
PROPERTY AND EQUIPMENT, net	221,031	226,996
OTHER ASSETS:
Goodwill	205,593	205,593
Other intangibles, net	180,133	180,800
Student notes receivable, net	71,163	67,000
Deposits and other assets	86,936	54,732
Deferred income taxes	4,772	5,020
TOTAL ASSETS	$966,137	$1,028,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$57,953	$25,239
Accrued expenses	117,091	113,741
Prepaid tuition	95,979	104,396
Current portion of capital lease obligations	225	803
Current portion of long-term debt	200	4,101
Liabilities held for sale	2,933	2,966
Total current liabilities	274,381	251,246
LONG-TERM CAPITAL LEASE OBLIGATIONS, net of current portion	10,698	11,389
LONG-TERM DEBT, net of current portion	89,684	122,792
DEFERRED INCOME TAXES	56,169	16,036
OTHER LONG-TERM LIABILITIES	54,324	56,440
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common Stock, $0.0001 par value:
Common Stock, 120,000 shares authorized: 93,817 shares issued and 87,643 shares outstanding at March 31, 2014 and 92,357 shares issued and 86,183 shares outstanding at June 30, 2013	9	9
Additional paid-in capital	263,395	258,830
Treasury stock	(56,368)	(56,368)
Retained earnings	271,738	366,098
Accumulated other comprehensive income	2,107	2,273
Total stockholders’ equity	480,881	570,842
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$966,137	$1,028,745

The accompanying notes are an integral part of these condensed consolidated financial statements, which we expect to file later this month.

CORINTHIAN COLLEGES, INC.

(In thousands)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(94,360)	$491
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42,076	49,488
Stock based compensation	4,490	5,006
Deferred income taxes	64,126	—
Loss on disposal of assets	188	1,097
Impairment charge	2,666	2,446
Changes in assets and liabilities:
Accounts receivable, net	9,633	17,321
Student notes receivable, net	(2,521)	8,543
Prepaid expenses and other assets	13,225	7,423
Accounts payable	32,492	48,759
Accrued expenses and other liabilities	(7,306)	(20,111)
Prepaid tuition	(8,148)	10,305
Other long-term liabilities	(2,004)	(1,958)
Net cash provided by operating activities	54,557	128,810
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(35,940)	(28,625)
Payments made in connection with business acquisitions, net of cash acquired	—	(11,612)
Net cash used in investing activities	(35,940)	(40,237)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings on long-term debt	235,067	50,994
Principal repayments on capital lease obligations and long-term debt	(266,904)	(166,390)
Proceeds from borrowing under student notes receivable sale agreements	—	8,683
Repayments on borrowing under student notes receivable sale agreements	(6,222)	(11,613)
Proceeds from exercise of stock options and employee stock purchase plan	1,032	1,103
Net cash used in financing activities	(37,027)	(117,223)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(153)	24
NET DECREASE IN CASH AND CASH EQUIVALENTS	(18,563)	(28,626)
CASH AND CASH EQUIVALENTS, beginning of period	46,596	72,525
CASH AND CASH EQUIVALENTS, end of period	$28,033	$43,899

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received (paid) during the period for:
Income taxes	$26,724	$8,525
Interest paid	$(1,801)	$(1,913)

The accompanying notes are an integral part of these condensed consolidated financial statements, which we expect to file later this month.